Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries of the Registrant as of March 7, 2014:

Jurisdiction of

Name Incorporation OKSB Statutory Trust IConnecticut SBI Capital Trust IIDelaware Southwest Capital Trust IIDelaware

SNB Capital Corporation Oklahoma Bank SNB, National Association     United States Quad J Holdings, LLC*  Oklahoma

Cash Source, Inc.*  Oklahoma  Stillwater National Building Corporation*    Oklahoma

CRK Properties, Inc.*    Oklahoma CRK Technologies, LLC **    Oklahoma               CRK Stretford, LLC**    Oklahoma

Bastrop CRK, LLC**    Oklahoma

SNB Real Estate Holdings, Inc. *    Delaware

SNB REIT, Inc.***    Delaware

Stillwater Properties, Inc.*   Oklahoma

Grand Hill Investments, LLC****    Oklahoma

*Direct subsidiary of Bank SNB, National Association

**Direct subsidiary of CRK Properties, Inc.

***Direct subsidiary of SNB Real Estate Holdings, Inc.

****Direct subsidiary of Stillwater Properties, Inc.